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                             INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders
Sierra Rutile Holdings Limited:


We were engaged to audit the balance sheets of Sierra Rutile Holdings Limited as of December 31, 1995 and 1994, and the related profit and loss accounts for the years then ended. These financial statements are the responsibility of the Company's management.

As described in note 1 to the financial statements of Sierra Rutile Limited, the principal wholly-owned subsidiary of the Company, production at the subsidiary's mine was suspended following militant attacks on the mine and subsidiary personnel in January 1995 and, due to subsequent occupation of the facilities by rebel forces, it became necessary to evacuate all employees. These circumstances adversely affected the conduct of our planned audit procedures at the subsidiary since they depended on continued access to and examination of various on-site properties and conditions. Further, the circumstances create substantial doubt about the recoverability of asset carrying amounts, including prepaid royalties and deferred tax assets as to which additional evidential matter could not be obtained during our audits; the adequacy of recorded liabilities, including accrued reclamation costs as to which additional evidential matter could not be obtained; and the availability of funding for the subsidiary to continue as a going concern even if access to the mine is regained. The recoverability matters grow more serious with the passage of time in light of the Company's discontinuation of depreciation and amortisation and of the recognition of additional deferred tax benefits since the suspension of production.

Since we were unable to complete substantial auditing procedures at the subsidiary and because of the uncertain impact on financial statement carrying amounts of both the subsidiary and the Company of the current circumstances, we are unable to express, and we do not express, an opinion on these financial statements.



/s/KPMG
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KPMG                                                       26 February 1996
CHARTERED ACCOUNTANTS                                      Reading, UK
REGISTERED AUDITORS